Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit, Compensation, and Pension Committees

Wolverine Tube Savings Plan for the

    Carrollton and Jackson Locations:

We consent to the incorporation by reference in Registration Statement No. 33-87678 on Form S-8 of Wolverine Tube, Inc. of our report dated January 26, 2009, with respect to the statements of net assets available for benefits (modified cash basis) of Wolverine Tube Savings Plan for the Carrollton and Jackson Locations as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2007 and the period from March 1, 2006 (inception) to December 31, 2006, and the related supplemental schedules (modified cash basis), Schedule H, Line 4i—Schedule of Assets (Held at End of Year) and Schedule H, Line 4a—Schedule of Delinquent Participant Contributions, as of and for the year ended December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 11-K of Wolverine Tube Savings Plan for the Carrollton and Jackson Locations.

Our report includes an explanatory paragraph that states that the financial statements and supplemental schedules were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Birmingham, Alabama

January 26, 2009